EXHIBIT #23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement No. 333-184412 of 1st Constitution Bancorp on Form S-8, of our report dated October 15, 2012 appearing in this Annual Report on Form 11-K of 1st Constitution Bank 401(k) Retirement Savings Plan for the year ended December 31, 2011.

/s/ ParenteBeard LLC
Clark, New Jersey
October 15, 2012